UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 25, 2009
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
(Exact name of registrant as specified in its charter)

Delaware	000-52975	20-0573058

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2000 Las Vegas Boulevard South
Las Vegas, NV 89104
(Address of principal executive offices)(Zip code)
(702) 380-7777
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 25, 2009, American Casino & Entertainment Properties LLC (the “Company”) completed a restructuring of the existing term loans (the “Existing Loans”) between certain of the Company’s wholly-owned indirect subsidiaries and Goldman Sachs Mortgage Company (“GSMC”). In connection with this restructuring: (i) GSMC was paid $165 million as a repayment of the Existing Loans; (ii) W2007/ACEP Holdings, LLC (“Holdings”), the owner of the class B non-voting membership interests in the Company, agreed to issue a 22% membership interest in Holdings to MTGLQ Investors, L.P., an affiliate of GSMC, upon receipt of necessary gaming approvals; (iii) the Company and certain of its wholly-owned indirect subsidiaries entered into a new loan agreement with GSMC evidencing a loan with an aggregate principal amount of $350 million (the “New Loan”); and (iv) GSMC agreed to terminate the Existing Loans.
     The Company and certain of its wholly-owned indirect subsidiaries are co-borrowers and are jointly and severally liable under the New Loan. The New Loan has a term of five years and an annual interest rate of LIBOR (with a LIBOR floor of 2.5%) plus 10.00%. The New Loan provides for mandatory amortization payments in respect of certain excess cash flow on a periodic basis. The New Loan contains provisions for various reserves, including a capital expenditure reserve, a reserve for furniture, fixtures and equipment and a deferred maintenance and environmental reserve. In addition, the New Loan contains important affirmative and negative financial and operating covenants, which may restrict the ability of the Company to conduct its gaming operations or to pursue development opportunities, if desired. Certain of the assets of the Company, including the Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder and the Aquarius Casino Resort, secure the New Loan.
Item 1.02. Termination of a Material Definitive Agreement.
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (Registrant)
By:	/s/ Edward W. Martin, III
Edward W. Martin, III
Chief Financial Officer and Treasurer

Date: June 30, 2009